Exhibit (r)(1)

EXHIBIT E
TO
COMPLIANCE MANUAL

BCSF ADVISORS, LP

BAIN CAPITAL SPECIALTY FINANCE, INC.

BAIN CAPITAL PRIVATE CREDIT

CODE OF ETHICS

I.	Introduction

This is the Code of Ethics (the “Code”) of BCSF Advisors, LP, Bain Capital Specialty, Inc and Bain Capital Private Credit. The Code is intended to satisfy the code of ethics requirements of Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Investment Company Act.

II.	Applicability

The Code applies in its entirety to the following persons:

•	BCSF Personnel.[1]

•	Every natural person (whether or not Personnel) who is subject to Bain Capital Credit’s supervision and control and who is identified by the Chief Compliance Officer or the General Counsel as (i) having access to nonpublic information regarding a Client’s purchase or sale of securities, (ii) being involved in making securities recommendations to a Client or (iii) having access to securities recommendations to a Client that are nonpublic.

•	Any director, officer, or employee of any company in a control[2] relationship with Bain Capital Credit who, in connection with his or her regular functions or duties (i) has access to nonpublic information regarding a Client’s purchase or sale of securities, (ii) is involved in making securities recommendations to a Client or (iii) has access to securities recommendations to a client that are nonpublic.[3]

For purposes of the Code only, references to “Personnel” include all of the persons above, collectively. The Code may also apply in part or in its entirety to non-employees as discussed in Overview section V.C.

III.	General Principles

It is generally improper for Bain Capital Credit or any Personnel to:

•	use for their own benefit (or the benefit of anyone other than the Clients) information about Bain Capital Credit’s trading or investment recommendations for a Client or any other confidential or proprietary information of the Clients, the Investment Vehicle investors or Bain Capital Credit; or

•	take advantage of investment opportunities to the extent they are available to a Client other than as permitted by Client documents.

1 “BCSF Personnel” means personnel associated with BCSF Advisors, LP, Bain Capital Specialty Finance, Inc., and/or Bain Capital Private Credit. References to “Bain Capital Credit” for purposes of this Code shall refer to BCSF Advisors, LP, Bain Capital Specialty Finance, Inc. and/or Bain Capital Private Credit.

2 For the purpose of this Code of Ethics, “control” has the same meaning as in Section 2(a)(9) of the Investment Company Act.

3 Generally, this does not include Personnel of affiliated business units as described above in Overview section V.D.

In addition, it is unlawful for Bain Capital Credit or any of its affiliated persons, in connection with the purchase or sale, directly or indirectly, by the person of a Covered Security (as defined below) that, within the most recent 15 days, is or has been held by a Registered Fund or BDC or is being or has been considered by Bain Capital Credit for purchase by the Registered Fund or BDC (as well as any option to purchase or sell and any security convertible into or exchangeable for a Covered Security): 1) to employ any define, scheme or artifice to defraud the Registered Fund or BDC; 2) to make any untrue statement of material fact to the Registered Fund or BDC or omit to state a material fact necessary in order to make the statements made to the Registered Fund or BDC, in light of the circumstances under which they are made, not misleading; 3) to engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Registered Fund or BDC; or 4) to engage in any manipulative practice with respect to the Registered Fund or BDC.

If Personnel have any doubt or uncertainty about what the Code requires or permits, they should ask the Chief Compliance Officer.

Any known or suspected violations of the Code must be reported promptly to the Chief Compliance Officer, the General Counsel or the Business Unit Head. The General Counsel and the Business Unit Head will notify the Chief Compliance Officer or Bain Capital General Counsel upon receipt of any information regarding known or suspected violations of the Code.

Notwithstanding anything in the Code, no Client is prohibited by the Code from purchasing or selling a security of which certain persons covered by the Code might be deemed to have beneficial ownership.

IV.	Compliance with the Federal Securities Laws

All Personnel covered by the Code must comply with applicable U.S. federal securities laws at all times.

V.	Personal Trading[4]

a.	General Rules

Other than as exempted below, Personnel and members of their Family/Household, as defined in Section V.C., are prohibited from (i) trading in securities for any account in which they or such members have beneficial ownership and (ii) acquiring beneficial ownership of any security in a private placement, unless such transactions have been precleared pursuant to Section V.G below. Additionally, the following transactions are prohibited for Personnel and members of their Family/Household:

•	Buying any Holding Period Instruments, other than (i) interests in collective investment vehicles (such as investment partnerships), and (ii) securities purchased in a private placement.

•	Good to cancel limit orders. Personnel must make a new preclearance request to trade after the 48-hour trading window has expired.

4 The Independent Directors of Bain Capital Specialty Finance, Inc. and Bain Capital Private Credit are not subject to the reporting requirements set out in Section V Personal Trading. The Independent Directors are required to provide periodic updates to their Directors’ and Officers’ questionnaires. The questionnaires include disclosure of control positions and outside affiliations.

•	Buying or selling any Registered Funds and BDCs (see Schedule A at the end of this section for a list of Registered Funds and BDCs, which will be updated by Compliance from time to time).

•	Selling any Holding Period Instrument short.

•	The buying or selling of derivatives (e.g. options futures, forwards and swaps) on Holding Period Instruments.

•	Purchases of Covered Securities in an initial public offering, limited secondary offering or similar offerings are generally prohibited in accordance with FINRA Rules 5130 and 5131.

•	Directing others, in writing, verbally or by any other means, to trade specific Covered Securities on their behalf pursuant to a plan such as a 10b5-1 plan or a stop-loss plan without specific approval from the Chief Compliance Officer.

•	The buying or selling of any class of Covered Securities within 180 days of an opposing trade with the exception of the below (“No Holding Period Instruments”):

o	Investment instruments that are not Covered Securities as defined in Section V.B. below

o	Securities issued by any U.S. state or commonwealth or one of its subdivisions (including municipalities), agencies or instrumentalities

o	Securities issued by a non-U.S. government or one of its subdivisions, agencies or instrumentalities

o	Securities issued by a U.S. government agency

o	Non-U.S. currency and interest rate instruments

o	ETFs or closed end investment companies

o	Direct investments in cryptocurrencies (e.g. Bitcoin, Ethereum, Litecoin, Bitcoin cash (Core Four), non-fungible tokens (NFTs), and other alternative tokens or coins)

o	Derivatives (e.g. options, futures, forwards and swaps) on physical commodities

o	Derivatives and Commodity Interests (e.g. options, futures, forwards and swaps) comprised of the above.[5]

5 With the exception of direct investments in cryptocurrencies ((e.g. Bitcoin, Ethereum, Litecoin, Bitcoin cash (Core Four), non-fungible tokens (NFTs), and other alternative tokens or coins) noted above, putative crypto investments in initial coin/token offerings (ICOs or ITOs), crypto issuers (including private investments in crypto-related companies, blockchain technology or protocols, warrants, rights, or other similar investments), and decentralized autonomous organizations (DAOs) need to be pre-cleared and reported.

Holding Period Instruments are all other investment instruments that do not meet the aforementioned criteria.

•	Engaging in “front-running” of any Funds or Clients. Front running is the practice of purchasing or selling Covered Securities ahead of a Fund or Client vehicle with advance knowledge of a transaction that may influence the price of the underlying security, regardless of whether such activities are based on material, non-public information.

•	Trading alongside any Fund or Client (other than pursuant to a Bain Capital Credit or Bain Capital co-investment program).

The Code does not generally apply to the following situations:

•	Accounts or transactions effected for accounts managed professionally as part of their employment by Family/Household members of the Personnel, for example if the spouse of the Personnel is a mutual fund portfolio manager (See Section V.C for a description of Family/Household members).

•	Accounts or transactions effected for accounts managed for charitable organizations by Personnel or by Family/Household members of Personnel may be exempted from the Code with the approval of the Chief Compliance Officer. The Chief Compliance Officer will work with Personnel on a case by case basis to create controls over such accounts.

•	Accounts or transactions effected for Professionally Managed accounts as set forth in Section V.D below.

b.	Covered Securities

“Covered Security” has a very broad definition, and includes most kinds of investment instruments, including things that one might not ordinarily think of as securities, such as:

•	options and other derivatives on securities;

•	investments in all kinds of limited partnerships;

•	ETFs;

•	Closed-end investment companies;

•	Commodity Interests;

•	open-end investment companies, except for money market funds;

•	foreign investments;

•	investments in private investment vehicles and hedge funds, which include the Funds, the Bain Capital Funds, and other internal investments (collectively “Bain Internal Investments”); and

•	consumer and other loans held through accounts at marketplace lending platforms or other organized lending activities (e.g. Lending Club).[6]

6 Opening and funding accounts at marketplace lending platforms must be pre-approved by the Chief Compliance Officer in accordance with Section V.G. below. Certain types of accounts may be approved by the Chief Compliance Officer if Personnel are investing in broad based vehicles, in which the Personnel does not have the ability to select loans.

Covered Securities do not include:

•	direct obligations of the Government of the United States;

•	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short term debt instruments, including repurchase agreements (generally referred to as money market investments);

•	shares issued by registered open-end investment companies (Personnel are prohibited from buying and/or selling Registered Funds;

•	investments in qualified tuition programs established pursuant to Section 529 of the Internal Revenue Code (“529 Plans”) that Bain Capital Credit, its affiliates or any Investment Advisor with which Bain Capital Credit has entered into an advisory or sub-advisory arrangement[7], do not manage, distribute, market or underwrite; or

•	physical commodities (e.g. Gold).

If Personnel have any question or doubt about whether an investment is considered a Covered Security, they should assume that the investment is a Covered Security and seek guidance from the Chief Compliance Officer.

c.	Family / Household and Beneficial Ownership

Beneficial ownership means any opportunity, directly or indirectly, to profit or to share in the profit from any transaction in securities. Beneficial ownership also includes transactions over which a person exercises investment discretion (other than for the Funds or the Clients), even if he or she does not share in the profits. Beneficial ownership is a very broad concept. Some examples of forms of beneficial ownership include:

•	Securities held in a person’s own name, or that are held for the person’s benefit in nominee, custodial or street name accounts.

•	Securities owned by a corporation, partnership or other entity that the person controls (whether the ownership is under the name of that person, under the name of the entity or through a nominee, custodial or street name account).

•	Securities owned by a trust of which the person is either a trustee or a beneficiary.

See Section V.D. below with regards to Professionally Managed Accounts.

This is not a complete list of the forms of ownership that could constitute beneficial ownership. Personnel should ask the Chief Compliance Officer if they have any questions or doubts at all about whether they or a member of their Family/Household would be considered to have beneficial ownership in any particular situation.

Members of a person’s Family/Household include any of the following who live in the person’s household: the person’s children, stepchildren, grandchildren, parents, stepparents, grandparents, spouse, domestic partner, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law, including adoptive relationships.

7 Currently, this applies to Griffin Capital and John Hancock.

d.	Professionally Managed Accounts

Although Personnel may have beneficial ownership of a specified account, specific rules may apply due to the nature in which such accounts are managed.

A Professionally Managed Account is an account professionally managed by an investment adviser, broker, bank, trust company or other third party (collectively, “the Manager”, for Section V.D. of the Code), in which Personnel, and members of their Family/Household (collectively, “Person”, for Section V.D of the Code) have no direct or indirect influence or control8 with respect to the account.

In order to qualify as a Professionally Managed Account, the following conditions must be met:

•	Personnel Certification - Personnel must initially certify in BCCS, and annually thereafter, to the Chief Compliance Officer that with respect to such account the Person has no direct or indirect influence or control.

•	Manager Certification - the Manager must initially certify in writing, and annually thereafter, to the Chief Compliance Officer that with respect to the account the Person has no direct or indirect influence or control. If the Manager does not provide Compliance the certification,

o	The account will be classified as covered and subject to reporting, pre-clearance and holding period requirements or

o	The account will be closed.

•	Account Agreement - Personnel must provide Compliance with an initial copy of the account agreement, as well as any updates, changes or amendments to the agreement thereafter.

•	Account Reporting - Personnel must provide duplicate reporting containing all holdings and transactions in the account via an electronic transmission to BCCS[9].

•	Ongoing Requirements

o	The Person is prohibited from direct or indirect influence or control over such accounts.

o	The Person is prohibited from any involvement in the selection of securities or any discussion regarding individual securities with the Manager, whether or not held in the account. The Manager will not disclose any investment transactions involving such securities until after those transactions have been effected.

8 Influence or control is any involvement in the selection of securities or any discussion regarding individual securities with the Manager, whether or not held in the account. The ability to select asset allocation, replace the manager or transfer the portfolio in-kind is generally not considered influence or control.

9 The Chief Compliance Officer may waive the electronic transmission requirement for extenuating circumstances. If the electronic transmission requirement is waived, on a quarterly basis Personnel must provide statements which contain quarter end account holdings and all account transactions for the applicable calendar quarter.

o	The Person must abide by the Code and all policies, including Confidentiality, Insider Trading and Market Manipulation, Rumors and Other Abuses.

•	Compliance Review - On a quarterly basis, Compliance will select a sample of Professionally Managed Accounts to review account activity.

•	Blind Trusts - Generally Blind Trusts or similar arrangements under which the Person is prohibited by contract from communicating with the Manager of the account and the Manager is prohibited from disclosing to the person what investments are held in the account are not required to be reported in BCCS.

If Personnel have any questions regarding Professionally Managed Accounts, they should seek guidance from the Chief Compliance Officer.

e.	Exemptions

The foregoing prohibitions and preclearance requirements do not apply to the following categories of transactions:

•	Purchases or sales of interests in a Bain Internal Investment. See Section V.F. for more details on Personnel investments in Bain Internal Investments.

•	Purchases or sales in Professionally Managed Accounts provided they meet the criteria in Section V.D.

•	Purchases or sales of No Holding Period Instruments.

•	Transactions that occur by operation of law or under any other circumstance in which neither Personnel nor any member of their Family/Household exercise direct or indirect influence or control to buy or to sell or make recommendations to or influence the decisions of a person who exercises such direct or indirect influence or control to buy or to sell. (e.g. non-voluntary corporate actions).

•	Transactions in Covered Securities pursuant to an automatic investment plan (i.e., a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation (including a dividend reinvestment plan)). Generally, the initial purchase is voluntary and outside the plan thus subject to the preclearance requirements in Section V.G.

•	The sale or gifting of shares during an open trading window approved by the Chief Compliance Officer.

•	Transactions in accordance with section V.G. below.

The Chief Compliance Officer, in his or her discretion, may suspend or eliminate the operation of one or more of the foregoing exemptions at any time.

f.	Bain Internal Investments

Limited Partners in Bain Internal Investments are approved by the respective general partner. In addition Compliance will receive periodic investment summaries from Finance and will monitor positions in Bain Internal Investments by Personnel.

g.	Preclearance

Unless subject to an exemption, prior to purchasing, selling or gifting Holding Period Instruments, Personnel must receive preclearance from the Chief Compliance Officer and the Bain Capital Credit Business Unit Head or member of Bain Capital Credit senior management (“Designated Approval Manager”). Preclearance is obtained by entering a trade request into BCCS or via an analogous method such as email in select cases. The request is first reviewed by the Chief Compliance Officer. If preclearance is obtained, (i) in the case of any purchase of securities in a private placement of a limited partnership interest in a private fund managed by a third-party, and select privately held companies, the approval is valid until the private placement transaction closes10 (liquidation of these interests is reportable but generally does not require pre-clearance), and (ii) in all other cases, valid for 48 hours (e.g. for any security that is publicly traded). The Chief Compliance Officer or Designated Approval Manager may revoke a preclearance at any time after it is granted and before the Personnel or a member of their Family/Household executes the transaction. The Chief Compliance Officer or Designated Approval Manager may deny or revoke preclearance for any reason, and is not required to explain such revocation or denial.11 The gifting, purchasing or selling of No Holding Period Instruments does not need to be precleared.

h.	Reporting Requirements

Personnel must submit the reports described below, even if they have no holdings, transactions or accounts to list. Because Bain Capital Credit or an affiliate of Bain Capital Credit maintains the official records of all investor holdings in Bain Internal Investments, Personnel need not report ownership or transactions in a Bain Internal Investment. Please see Section V.F. for policies regarding Personnel investments in Bain Internal Investments.

Compliance with the following reporting requirements does not relieve Personnel of any of their other obligations under the Code, including the general prohibitions on and preclearance requirements for trading in securities.

(i)	Initial Holdings Reports

Not later than 10 days after Personnel become associated with Bain Capital Credit or otherwise become covered by the Code, they must complete the Bain Capital Credit Initial Code of Ethics Certification and Accounts Form on BCCS.

The Bain Capital Credit Initial Code of Ethics Certification and Accounts Form requires Personnel to list all Covered Securities in which they (or members of their Family/Household) have beneficial ownership (other than Covered Securities held in blind trusts or Professionally Managed Accounts). It also requires Personnel to list all brokers, dealers and banks with which they or a member of their Family/Household maintained an account in which Covered Securities are or could be held for their direct or indirect benefit or for the direct or indirect benefit of a member of their Family/Household (other than blind trusts). The information contained in the Bain Capital Credit Initial Code of Ethics Certification and Accounts Form must be current as of a date no more than 45 days prior to the date Personnel became associated with Bain Capital Credit or otherwise became covered by the Code.

10 Redemptions and additional capital commitments to private third-party funds may not require preclearance.

11 Bain Capital Credit will maintain a record of any decision to grant preclearance, and the reasons supporting the decision, for at least five years after the end of the fiscal year in which the approval is granted.

The Bain Capital Credit Initial Code of Ethics Certification and Accounts Form also requires Personnel to confirm that they have read and understand the Code and that they understand that it applies both to them and to members of their Family/Household.

(ii)	Confirmation Statements, Account Statements and Quarterly Transaction Reporting

If any Personnel or any member of their Family/Household have an account in which they hold securities of which they have beneficial ownership, or have beneficial ownership of securities in another person’s account, with any broker, dealer or bank, they or their Family/Household member must direct that broker, dealer or bank to provide contemporaneous electronic versions of all transaction confirmation statements and account statements relating to that account directly to BCCS.12 Absent a waiver from the Chief Compliance Officer, Personnel may maintain an account in which they hold securities of which they have beneficial ownership, or beneficial ownership of securities in another person’s account, only with a broker, dealer or bank that is capable of providing a contemporaneous electronic feed directly to BCCS. A list of brokers, dealers and banks that currently provide electronic feeds directly to BCCS is available from the Chief Compliance Officer.13

If Personnel have received a waiver of the foregoing requirement from the Chief Compliance Officer, they must manually input all relevant transaction confirmation statements and account statements into BCCS no later than 30 calendar days after the end of March, June, September and December each year.

If, during a calendar quarter, Personnel or any member of their Family/Household engaged in transactions that (i) involved a Covered Security in which such Personnel or such member of their Family/Household had, or as a result of such transactions acquired, any beneficial ownership, and (ii) was not effected through a securities account (e.g., a private placement), such Personnel must manually input all relevant information regarding such transactions into BCCS no later than 30 calendar days after the end of that calendar quarter.

No reporting is required for transactions effected in automatic investment plans.

(iii)	Annual Holdings Reports

No later than February 14 of each year, Personnel must complete the annual certification form contained in BCCS.

12 Although registered open-end investment companies are not considered covered securities, Personnel may be required to affirm that they have not transacted in any Registered Funds prohibited from trading.

13 Transaction reports must contain the following:

•	Date of the transaction
•	Title and as applicable ticker or CUSIP
•	Number of shares or principal amount
•	Interest rate and maturity date
•	Nature of transaction
•	Price
•	Name of Broker, and
•	Date report was submitted

The annual certification form requires Personnel to list all Covered Securities in which they (or members of their Family/Household) had beneficial ownership as of December 31 of the prior year (other than Covered Securities held in blind trusts or Professionally Managed Accounts). It also requires Personnel to list all brokers, dealers and banks with which they or a member of their Family/Household maintained an account in which Covered Securities are or could be held for their direct or indirect benefit or for the direct or indirect benefit of a member of their Family/Household on December 31 of the prior year, or at any time between December 31 of the prior year and the date the certification is submitted (other than blind trusts).14

The annual certification form also requires Personnel to confirm that they have read and understand the Code and have complied with its requirements, and that they understand that it applies both to them and to members of their Family/Household.

VI.	General

The Chief Compliance Officer has the authority to grant waivers of the provisions of the Code in appropriate instances.

The Bain Capital Credit Business Unit Head and the Chief Compliance Officer will review the terms and provisions of the Code at least annually and make amendments as necessary. The Chief Compliance Officer shall make a copy of the Code, and a copy of any amendment to the Code, available on the SharePoint. Personnel will be notified of any updates to the Code by email or other relevant forms of communication.

Personnel must familiarize themselves with the Code and acknowledge their receipt of the Code (and any amendments thereto) annually through BCCS.

SCHEDULE A

List of Registered Funds and BDCs:

John Hancock Floating Rate Income Fund

Bain Capital Specialty Finance, Inc.15

Bain Capital Private Credit

14 Holdings report from access persons must include:

•	Title and type of security and as applicable ticker or CUSIP
•	Number of shares or principal amount
•	Name of Broker/Dealer, and
•	Date the report is submitted.

15 Certain personnel may trade Bain Capital Specialty Finance, Inc. shares subject to the Company’s trading windows policy and Compliance pre-approval.